EXHIBIT 99.1

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2008 Results

MITCHEL FIELD, N.Y., Dec. 7, 2007 (PRIME NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues of $17.5 million for the second quarter of fiscal year 2008, which ended October 31, 2007, up 22% from $14.3 million for the same period of fiscal 2007. For the six month period ended October 31, 2007, revenues were $33.1 million compared to $28.6 million in the same period of the previous fiscal year.

Operating income for the second quarter was $376,000 compared to $19,000 in the same quarter of fiscal 2007, and up from a loss of $792,000 in the preceding quarter of this fiscal year. Net income for the second quarter was $409,000, or $0.05 per diluted share. For the same period last year, net income was $187,000, or $0.02 per diluted share. For the first six months of fiscal 2008, net income was $1.8 million, or $0.20 per diluted share, compared to $1.1 million, or $0.12 per diluted share in the prior year. Net income for the first six months of fiscal 2008 included a pre-tax gain of $3.0 million on the sale of a portion of the Company's investment in Morion, Inc. (See Press Release dated June 26, 2007.)

Chairman of the Board General Joseph Franklin commented: "We are very pleased with the higher revenue rate we achieved during this past quarter. This pace of business is what we had anticipated. It is a substantial increase from last year, with our space business the largest contributor to this increase. Based on projects already underway and those we expect to be awarded during the next several months, we see excellent growth for fiscal 2008."

Reporting on the Company's major business areas: (Satellite Payloads, U.S. Government/DOD Non-satellite Programs, and Telecommunications Infrastructure):

 -- Revenues from satellite payloads continued to show strong growth in the past quarter.  Results for the first six months were more than 50% higher than the rate of the previous fiscal year.  The
    Company's first large contract for high-volumes of signal
    generators has been completed, and the second will be finished in
    December 2007.  Work on two additional large satellite contracts, previously awarded, is underway.  Proposal activity remains high, including four large satellite projects for which U.S. Government funding has been approved.  The timing for release of these projects has not yet been determined.

 -- Sales to U.S. Government/DOD non-satellite programs are running
    15% higher than the previous fiscal year.  During this quarter the
    Company received an additional, classified, development contract for low-g sensitivity technology.  Low-g sensitivity timing systems have the potential to become one of the Company's very important products.

 -- Telecommunications infrastructure sales improved from the preceding quarter and are running approximately 10% below last year's record rate.  Because these revenues fluctuate with the award of infrastructure projects to major manufacturers, they cannot be predicted for any short-term period.

For the Company's reporting segments, (FEI-NY, Gillam-FEI and FEI-Zyfer) including inter-segment sales of $1.4 million for the first six months of fiscal 2008 compared to $760,000 for the same period in fiscal 2007:

 -- Revenues for the FEI-NY segment were $13.6 million for this quarter and $25.4 million for the first half of fiscal 2008, compared to $20.2 million for the first six months of the prior year.  The FEI-NY segment includes revenues from all major business areas.

 -- The Gillam-FEI segment recorded revenues of $2.5 million for this quarter and $4.7 million for the first six months of fiscal 2008, compared to $4.5 million in the first six months of the preceding year.  The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and from other network management products

 -- Revenues for the FEI-Zyfer segment were $2.3 million for this quarter and $4.3 million for the first six months of this fiscal year, compared to $4.7 million for the first six months of the prior year.  For the full fiscal year 2008, FEI-Zyfer revenues are expected to exceed the revenues recognized in fiscal 2007.  The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs.

Chief Financial Officer Alan Miller added the following comment: "We have established a very substantial increase in our manufacturing capability. The positive trend of improving gross and operating margins continued in this quarter, resulted in an operating profit of $376,000 compared to a loss of $792,000 last quarter, an upswing of $1.2 million. R&D expenses this past quarter returned to within our target range of 10% of revenues. We anticipate further margin improvements during the balance of this fiscal year."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Friday, December 7, 2007, at 1:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-888-715-1392. International callers may dial 1-913-312-1235. Ask for the Frequency Electronics conference call. The call will also be webcast through the Investor Relations section of Frequency's website at www.frequencyelectronics.com.

The call will be archived on the Company's website through March 7, 2008. The archived call may also be retrieved at 1-888-203-1112 (domestic) or 1-719-457-0820 (international) using Passcode ID 1114761.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

             Frequency Electronics, Inc. and Subsidiaries
             Consolidated Condensed Summary of Operations

                                 Quarter Ended       Six Months Ended
                                  October 31,           October 31,
                                2007       2006       2007       2006
                                ----       ----       ----       ----
                                  (unaudited)           (unaudited)
                                (in thousands except per share data)

 Net Sales                     $17,494    $14,320    $33,051    $28,634

 Cost of Sales                  12,024      8,980     23,110     18,441
                               -------    -------    -------    -------
   Gross Margin                  5,470      5,340      9,941     10,193

 Selling and Administrative      3,285      2,674      6,371      5,455
 Research and Development        1,809      2,647      3,986      4,028
                               -------    -------    -------    -------
   Operating Profit (Loss)         376         19       (416)       710

 Interest and Other, Net           377        349      3,409        896
                               -------    -------    -------    -------

 Income before Income Taxes        753        368      2,993      1,606

 Income Tax Provision              344        181      1,204        521
                               -------    -------    -------    -------
   Net Income                  $   409    $   187    $ 1,789    $ 1,085
                               =======    =======    =======    =======

 Net Income per Share:
   Basic                         $0.05      $0.02      $0.21      $0.13
                                 =====      =====      =====      =====
   Diluted                       $0.05      $0.02      $0.20      $0.12
                                 =====      =====      =====      =====
 Average Shares Outstanding
   Basic                     8,699,133  8,592,113  8,697,080  8,584,409
                             =========  =========  =========  =========
   Diluted                   8,783,992  8,744,852  8,783,792  8,732,393
                             =========  =========  =========  =========

             Frequency Electronics, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets

                                                 October 31,  April 30,
                                                    2007        2007
                                                    ----        ----
                                                     (in thousands)
 ASSETS
 ------
 Cash & Marketable Securities                      $ 20,859    $ 15,604
 Accounts Receivable                                 17,003      15,626
 Inventories                                         31,843      31,201
 Other Current Assets                                 4,616       5,172
 Property, Plant & Equipment                          8,409       7,839
 Other Assets                                        15,713      18,384
                                                   --------    --------
                                                   $ 98,443    $ 93,826
                                                   ========    ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Current Liabilities                               $ 15,458    $ 13,631
 Long-term Obligations and Other                      9,330       9,311
 Stockholders' Equity                                73,655      70,884
                                                   --------    --------
                                                   $ 98,443    $ 93,826
                                                   ========    ========

CONTACT:  Frequency Electronics, Inc.
          Alan Miller, CFO
          General Joseph P. Franklin, Chairman
          (516) 794-4500
          www.frequencyelectronics.com